                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Shoney's, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

             PRELIMINARY SOLICITATION MATERIALS DATED JULY 1, 1997

                             SUBJECT TO COMPLETION

     The information included herein is as it is expected to be if and when the definitive revocation of agent designation materials are mailed to shareholders of Shoney's, Inc. This revocation of agent designation statement will be revised to reflect actual facts at the time of the filing of definitive materials.

     No WHITE revocation of agent designation card will accompany these materials until definitive materials are distributed.

                           [SHONEY'S INC.(R) LOGO]

                              1727 ELM HILL PIKE
                          NASHVILLE, TENNESSEE 37210

--------------------------------------------------------------------------------

           REVOCATION OF AGENT DESIGNATION STATEMENT BY THE BOARD OF
        DIRECTORS OF SHONEY'S, INC. IN OPPOSITION TO THE SOLICITATION OF
          AGENT DESIGNATIONS BY RAYMOND D. AND BETTY J. SCHOENBAUM TO
                    DEMAND A SPECIAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------

     This Revocation of Agent Designation Statement and the accompanying WHITE revocation of agent designation card are being furnished by the Board of Directors of Shoney's, Inc., a Tennessee corporation (the "Company"), to the holders (the "Shareholders") of the Company's shares of $1.00 par value common stock (the "Shares") in connection with the solicitation of revocations of agent designations ("Agent Designations") by the Board of Directors of the Company in opposition to the solicitation by a group calling itself the "Shoney's Shareholders' Committee" (the "Schoenbaums") of Agent Designations to demand a special meeting (the "Special Meeting") of the shareholders of the Company for the purpose of considering and voting upon certain shareholder proposals. Under the Company's Bylaws, a special meeting of shareholders shall be called by the Board of Directors if the holders of at least ten percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Company's Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. The Board of Directors has fixed the close of business on July 14, 1997 (the "Record Date") as the record date for determining shareholders entitled to demand the Special Meeting and submit Agent Designations in
connection therewith. As of the Record Date, there were        Shares
outstanding. Accordingly, the Schoenbaums would require executed and unrevoked
Agent Designations from the holders of at least        Shares in addition to the
3,866,791 Shares beneficially owned by the Schoenbaums in order to demand a Special Meeting. The first date this Revocation of Agent Designation Statement and WHITE revocation of agent designation card with respect thereto are being
sent or given to shareholders is on or about July   , 1997.

     THE BOARD OF DIRECTORS OF THE COMPANY VIGOROUSLY OPPOSES THE SOLICITATION OF AGENT DESIGNATIONS BY THE SCHOENBAUMS AND URGES YOU NOT TO SIGN

OR RETURN ANY BLUE AGENT DESIGNATION CARD SENT TO YOU BY THE SCHOENBAUMS. IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED ANY SUCH BLUE AGENT DESIGNATION CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR MIND AND REVOKE YOUR AGENT DESIGNATION BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE REVOCATION OF AGENT DESIGNATION CARD. THE BOARD URGES YOU TO COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED WHITE REVOCATION OF AGENT DESIGNATION CARD AS SOON AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                            THE SCHOENBAUM PROPOSALS

     The Schoenbaums are soliciting Agent Designations from the Company's shareholders to demand the Special Meeting at which the following shareholder proposals (the "Schoenbaum Proposals") would be considered:

          i. To establish the order in which the proposals set forth in (ii) through (vi) below would be presented to the shareholders at the Special Meeting;

          ii. To repeal any and all amendments made by the Board of Directors of the Company to the Bylaws of the Company, as filed with the Securities and Exchange Commission (the "SEC") as Exhibits 3(ii) and 4.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended February 18, 1996, other than those provisions which were duly approved by the shareholders and those provisions which under Tennessee law cannot be repealed by the shareholders, and to provide that, without the approval of the shareholders, the Board of Directors may not thereafter amend any section of the Bylaws affected by such repeal or adopt any new Bylaw provision in a manner which serves to reinstate any repealed provision or any similar provision;

          iii. To amend Article III, Section 1 of the Company's Bylaws to fix the number of directors on the Company's Board of Directors at seven, and provide that, without the approval of the shareholders, the Board may not thereafter amend or repeal such section or adopt any new Bylaw provision which is inconsistent in any manner with such section;

          iv. To amend Article III, Section 3 of the Company's Bylaws to provide that the directors may be elected by the shareholders at annual meetings and special meetings of the shareholders of the Company, and provide that, without the approval of the shareholders, the Board may not thereafter amend or repeal such section or adopt any new Bylaw provision which is inconsistent in any manner with such section;

          v. To remove all of the members of the Board of Directors of the Company, including without limitation, any of the following who are members of the Board of Directors as of the date of the Special Meeting: Dennis C. Bottorff, Carole F. Hoover, Victoria B. Jackson, C. Stephen Lynn, Jeffry F. Schoenbaum, B. Franklin Skinner and Cal Turner, Jr.; provided, however, that if, notwithstanding Proposal (i), any nominees of the Schoenbaums have been elected to the Board of Directors prior to the time this proposal is considered, such shareholder nominees shall not be removed from the Board of Directors; and

          vi. If proposal (v) above is approved, to elect the seven director nominees designated by the Schoenbaums and all other persons nominated by the Schoenbaums to fill all vacancies on the Board to serve until the 1998 Annual Meeting of Shareholders or until their respective successors shall have been duly elected and qualified. The Schoenbaum nominees are J. Michael Bodnar, Lawrence A. Cunningham, Nathaniel R. Goldston III, Michael
     A. Leven, Raymond D. Schoenbaum, William A. Schwartz, and Richard F.
     Sherman.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors has carefully considered the Schoenbaum Proposals, information filed by the Schoenbaums with the SEC, information delivered to the Company by the Schoenbaums outlining their proposed plans to replace the Company's Board of Directors and effect certain amendments to the Company's Bylaws, and the potential effects of the removal of the current Board of Directors and the election of the Schoenbaums' director nominees on the Company, its shareholders, its employees, and its business operations. The Board of Directors has determined that the Schoenbaum Proposals are contrary to the best interests of the Company and its shareholders and urges shareholders to oppose the solicitation of Agent Designations by the Schoenbaums.

     The current members of the Company's Board of Directors have considerable experience and expertise in overseeing the operations of publicly held companies and are dedicated to completing the turn-around of the Company and creating shareholder value. The Board of Directors believes that the Company's current management team, led by C. Stephen Lynn, is the right team to lead the Company through its current situation. Mr. Lynn joined the Company in May 1995 and has implemented, and continues to implement, initiatives designed to improve the over-all performance of the Company and its restaurants. In addition, the Board of Directors believes that electing a dissident slate of nominees hand-picked by Mr. Schoenbaum, who at this time is less familiar with the Company's operations, together with his failure to identify his proposed changes in management, is likely to result in uncertainty and instability that could create greater risks for the Company and its shareholders going forward. In the Board's view, the Schoenbaums' solicitation of Agent Designations to demand the call of the Special Meeting is a distraction from the efforts of the Board and management on behalf of the Company and its shareholders to improve the operations and financial condition of the Company and reflects an opportunistic effort by Raymond Schoenbaum to be named Chief Executive Officer.

THE BOARD OF DIRECTORS HAS DETERMINED THAT THE SCHOENBAUM PROPOSALS ARE CONTRARY TO THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, VIGOROUSLY OPPOSES THE SOLICITATION OF AGENT DESIGNATIONS BY THE SCHOENBAUMS AND URGES YOU NOT TO SIGN OR RETURN ANY BLUE AGENT DESIGNATION CARD SENT TO YOU BY THE SCHOENBAUMS. IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED ANY SUCH BLUE CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR MIND AND REVOKE YOUR AGENT DESIGNATION BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE REVOCATION OF AGENT DESIGNATION CARD.

             EFFECT OF EXECUTION AND DELIVERY OF AGENT DESIGNATIONS

     Under the Company's Bylaws, a special meeting of the Company's shareholders shall be called by the Board of Directors if the holders of at least ten percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Company's Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. As of [July 14, 1997], the Schoenbaums beneficially owned 3,866,791 Shares, representing approximately 8.0% of the outstanding Shares as of such date, and seek Agent Designations from the shareholders
representing approximately        additional Shares to enable them to demand the
Special Meeting.

     The Schoenbaums are seeking Agent Designations for the purpose of demanding the Special Meeting to consider and vote on the Schoenbaum Proposals. See "The Schoenbaum Proposals." The Company's Board of Directors is soliciting Agent Designations IN OPPOSITION TO the Schoenbaums' solicitation of Agent

Designations. By executing and returning the WHITE revocation of agent designation card, you will be revoking your appointment of the Schoenbaums for the purpose of demanding the Special Meeting or, if you have not previously executed and returned a BLUE agent designation card, you will be indicating your support for the Company's Board of Directors.

     The Board of Directors urges you NOT to sign the BLUE agent designation card sent to you by the Schoenbaums. Whether or not you have previously executed a BLUE agent designation card, the Board urges you to show your support for the Board of Directors by executing and dating the enclosed WHITE revocation of agent designation card solicited by the Board and mailing it in the enclosed postage-paid envelope as soon as possible.

                                   REVOCATION

     Either a BLUE agent designation or a WHITE revocation of agent designation card may be revoked by filing with the Secretary of the Company a written notice of revocation. Such written revocation may be in any form, but must be signed and dated and must clearly express your intention to revoke your previously executed agent designation or revocation of agent designation card. Any written notice revoking an Agent Designation should be sent to: Shoney's, Inc., 1727 Elm Hill Pike, P.O. Box 1260, Nashville, Tennessee 37202, Attention: F.E. McDaniel, Jr., Senior Vice President, Secretary and Treasurer. Your latest dated card will supersede any earlier-dated card, except that a WHITE revocation of agent designation card that would otherwise act as a revocation will be inoperative and of no effect if delivered after the date, if any, as of which it is determined that the Schoenbaums effectively demanded a Special Meeting. A shareholder's revocation of a previously executed BLUE agent designation card will have the effect of opposing the Schoenbaum's demand for a Special Meeting. Any revocation of an Agent Designation will not affect any action taken by the Schoenbaums pursuant to the Agent Designation prior to such revocation.

                                   BACKGROUND

     According to materials provided to the Company and filed with the SEC, the Schoenbaums beneficially own approximately 8.0% of the Shares outstanding. Raymond D. Schoenbaum and Betty J. Schoenbaum are the son and wife, respectively, of the late Alex Schoenbaum who co-founded Shoney's and are the brother and mother, respectively, of Jeffry Schoenbaum, a current director of the Company. On April 25, 1997, Raymond and Betty Schoenbaum, together with affiliated entities, filed a Schedule 13D with the SEC pursuant to Rule 13d-101 of the Securities Exchange Act of 1934. In their Schedule 13D, the Schoenbaums expressed dissatisfaction with the performance of the Company and the price of the Shares in recent years, and stated their consideration of a number of courses of action, including holding discussions with the Company's management or Board of Directors regarding the future business of the Company, seeking removal of certain members of the Board of Directors, nominating candidates to the Board of Directors, proposing changes in the Company's management, and acquiring additional Shares. The Schedule 13D also stated that Raymond Schoenbaum had acquired 100,000 Shares on March 18, 1997 at a price of $5.25 per Share and a trust for Betty Schoenbaum had acquired 60,000 Shares on April 4, 1997 at a price of $4.75 per Share. From time to time, including during April 1997, members of the Company's management team met with Mr. Schoenbaum to discuss the Company, its business, Mr. Schoenbaum's concerns and ideas concerning the Company's operations, and the current management team's plans to improve the Company's operating performance. On May 6, 1997, following one of his meetings with management, Mr. Schoenbaum sent a detailed request for information to the Company; however, on May 9, 1997, he withdrew his request. Mr. Schoenbaum's last meeting with management occurred on May 19, 1997.

     On June 2, 1997, Mr. Schoenbaum sent a letter to the Company's Board of Directors stating that he was in the process of evaluating his alternatives with respect to his investment in the Company and requesting a meeting with the Board of Directors of the Company during the Board's regularly scheduled June 17, 1997 meeting to present concrete alternatives for addressing the Company's current problems. Also on June 2, 1997, the Schoenbaums filed an amendment to their
Schedule 13D which included the text of the letter to the Board of Directors.

     The Board of Directors responded to Mr. Schoenbaum by letter dated June 5, 1997, and expressed its shared concerns regarding the loss of market value of the Shares. The Board of Directors expressed its appreciation of Mr. Schoenbaum's offer to meet with the Board of Directors, but stated that its agenda for the June 17, 1997 meeting had been developed over many months and did not allow for any open time to meet with Mr. Schoenbaum. Since Mr. Schoenbaum had indicated he would have concrete alternatives to present to the Board at the June 17, 1997 meeting, the Board of Directors encouraged Mr. Schoenbaum to submit his alternatives in writing prior to the meeting so that they could be considered by the Board during its discussions. The Board stated that after reviewing those alternatives, it would consider a time in the future when Mr. Schoenbaum personally could discuss his alternatives with the Board of Directors or a committee thereof. Despite the Board's request, Mr. Schoenbaum did not submit any concrete alternatives or any other information for the Board's consideration.

     On June 16, 1997, the Schoenbaums responded to the Company's June 5, 1997 letter by filing preliminary proxy materials with the SEC and sending a letter to the Board of Directors expressing surprise and disappointment with the fact that the Board of Directors was unable to meet with Mr. Schoenbaum. The Schoenbaums' preliminary proxy materials seek the appointment of the Schoenbaums as designated agents of the Company's shareholders to demand a special meeting of such shareholders. The Schoenbaums also filed preliminary proxy materials in order to seek proxies to vote in favor of the Schoenbaum Proposals. See "The Schoenbaum Proposals." On such date, Raymond D. Schoenbaum also sent letters to the Company purporting to establish a record date for the determination of shareholders entitled to call a special meeting of shareholders, purporting to call a special meeting of shareholders on August 19, 1997 and requesting certain information from the Company.

     Prior to their amendment on June 22, 1997, the Company's Bylaws contained a provision stating that a special meeting could be called by the Chairman of the Board, the Board of Directors or the holder or holders of not less than one tenth (1/10) of the Shares entitled to vote at such a meeting. The Bylaws contained no provisions concerning the fixing of record dates for special meetings of shareholders or for a determination of shareholders entitled to demand a special meeting. The Bylaws also contained no provision for the conduct of such a meeting or for the appointment of inspectors of election.

     The Company determined that the Schoenbaums' purported June 16, 1997 call was not valid because it was not made by a holder of 10% or more of the Shares entitled to vote at the meeting. The Company also determined that the Board had the authority to fix the record date for a determination of shareholders entitled to demand a special meeting, based upon Tennessee Code Annotated sec. 48-17-107, which provides that if the bylaws do not fix or provide for fixing a record date, the board of directors of the corporation may fix a future date as the record date.

     In light of the Schoenbaums' correspondence and to provide greater clarity with respect to the procedures to be followed for the calling of a special meeting of shareholders, the Board adopted several bylaw amendments at a meeting held on June 22, 1997. The amendments provide that the Board must fix a record date for the determination of the shareholders entitled to demand a special meeting within 15 days of receiving a request from a shareholder, and the record date so fixed cannot exceed 30 days from the date the request was received. In the event the Board fails to set a record date within 15 days, the record date would automatically be the 30th day after the date the shareholder request was received. The Bylaws were also amended to clarify that the Board must call a meeting if demanded by the holders of at least 10% of the votes entitled to be cast on any issue to be considered at such meeting, and that the Board must set a record date for such a meeting within 20 days of the receipt of the requisite demand from shareholders, and that the record date cannot be more than 30 days from the date of such demand. Notice of the meeting must be given within one month after the demands are delivered to the Company's Secretary and the date of the meeting cannot be less than ten or more than 60 days from the date of the notice.

     Other amendments to the Bylaws adopted by the Board on June 22, 1997 included a provision stating that a meeting at which a quorum is not present can be adjourned by the Chairman of the meeting or by a majority of the Shares represented at the meeting, until the requisite quorum can be represented, and provisions concerning inspectors of election and the opening and closing of the polls for each matter voted on at a meeting. The prior Bylaws simply stated that the Chairman or the "stockholders present in person or by proxy" could adjourn the meeting, without specification as to the number of stockholders required, and did not contain any provisions concerning inspectors of election or opening or closing of polls.

     At its June 22, 1997 meeting, in light of the fact that Jeffry Schoenbaum is related to the Schoenbaums and also serves as Vice President and trustee of the Schoenbaum Family Foundation, which owns Shares that are included in the Schoenbaums' Schedule 13D, and serves as Treasurer of Schoenbaum Corporation, a filing party under the Schoenbaums' Schedule 13D, the Board of Directors established a special committee of the Board comprised of the entire Board other than Jeffry Schoenbaum to consider, act on and exercise all powers of the Board of Directors with respect to all matters in connection with the Schoenbaum proxy contest. See "Information Regarding the Directors of the Company -- Board of Directors Meetings and Committees."

     On June 23, 1997, the Schoenbaums filed with the SEC an amendment to their
Schedule 13D, solicitation of agent designations and preliminary proxy materials to name the Schoenbaums' director nominees. The Schoenbaums also delivered to the Company notice of the business the Schoenbaums intend to bring before the Special Meeting, information with respect to each of the Schoenbaums' director nominees, and a consent executed by each of the Schoenbaum director nominees agreeing to be named in the Schoenbaums soliciting materials and to serve on the Board of Directors, if elected.

     On June 25, 1997, the Schoenbaums filed an amendment to their Schedule 13D with the SEC and delivered a letter to the Company threatening to commence litigation against the Company and its Board of Directors if the Board did not rescind the amendments to the Company's Bylaws approved at the Board's June 22, 1997 meeting. In response to the Schoenbaums' letter, the Company filed suit against the Schoenbaums in Chancery Court in Nashville, Tennessee seeking a declaratory judgement that (i) the Schoenbaums' purported call of a special meeting and establishment of a record date for the determination of shareholders entitled to call a special meeting were invalid and (ii) the amendments to the Company's Bylaws were validly adopted by the Board and binding upon the Company's shareholders, including the Schoenbaums.

     On June 25, 1997, Raymond Schoenbaum requested the Board of Directors to set a record date for the determination of shareholders entitled to demand a Special Meeting "as a precautionary matter," and stated that he continued to believe that he had validly set a record date of June 16, 1997 when he delivered a call for a special meeting to the Company. Mr. Schoenbaum further stated that he did not believe any record date established by the Board would be valid, "since it would have the effect of retroactively invalidating a record date that had already been set." On June 29, 1997, pursuant to Article II, Section 2 of the Bylaws, as amended, the Special Committee of the Company's Board of Directors set July 14, 1997 as the record date for the determination of shareholders entitled to demand a special meeting, and on June 30, 1997, the Company provided advance notice of that record date to the New York Stock Exchange ("NYSE") pursuant to NYSE requirements.

     On June 30, 1997, the Schoenbaums announced that they had filed an action in the United States District Court for the Middle District of Tennessee seeking to remove the Company's state court action to federal court, and seeking a preliminary injunction enjoining the Company from implementing the Bylaw amendments, to declare such amendments invalid, and requiring the Company to make certain records demanded by the Schoenbaums available to them.

EFFECT ON THE COMPANY'S OUTSTANDING INDEBTEDNESS OF THE REMOVAL OF THE CURRENT BOARD OF DIRECTORS AND THE ELECTION OF THE SCHOENBAUM NOMINEES.

     Under the terms of the Amended and Restated Reducing Revolving Credit Agreement, as amended and restated as of May 3, 1996 (the "Revolving Credit Agreement"), among the Company, Canadian Imperial Bank of Commerce, Inc. ("CIBC") as agent, and the financial institutions signatory thereto (the "Revolving Credit Banks"), the removal of a majority of the current Board of Directors and the election of a majority of the Schoenbaum nominees would constitute a "change in control," which, if not waived, would be an "Event of Default" as defined in the Revolving Credit Agreement. Upon such an Event of Default, Revolving Credit Banks having more than 50% of the revolving credit commitments may declare the full principal amount and accrued interest outstanding due and payable. In addition, the interest rate on the amounts outstanding under the Revolving Credit Agreement would increase by 2% above the interest rate that would otherwise be in effect. At May 11, 1997, approximately $135.0 million in principal amount was outstanding under the Revolving Credit Agreement.

     Under the terms of the Bridge Loan Credit Agreement (the "Bridge Loan"), dated as of May 3, 1996, between the Company and CIBC, the removal of a majority of the current Board of Directors and the election of a majority of the Schoenbaum nominees would constitute a "change in control," which, if not waived, would be an "Event of Default" as defined in the Bridge Loan. Upon such an Event of Default, CIBC may declare the full principal amount and accrued interest outstanding due and payable. In addition, the interest rate on the amounts outstanding under the Bridge Loan would increase by 2% above the interest rate that would otherwise be in effect. At May 11, 1997, approximately $91.4 million in principal amount was outstanding under the Bridge Loan.

     Under the terms of an Indenture dated as of July 15, 1992, as amended by a First Supplemental Indenture, dated as of September 9, 1996, (the "Indenture"), by and among the Company, as successor to TPI Enterprises, Inc. ("Enterprises"), TPI Restaurants, Inc. ("Restaurants") and The Bank of New York, as Trustee (the "Trustee"), with respect to $51,563,000 of 8 1/4% Convertible Subordinated Debentures (the "Debentures"), the removal of a majority of the current Board of Directors of the Company and the election of a majority of the Schoenbaum nominees would give each of the Debentureholders the right to require the Company to repurchase any and all Debentures tendered by them at 100% of the principal amount plus accrued interest. The subordination provisions of the Indenture provide that the Company cannot repurchase tendered Debentures if there is a default in payment of senior indebtedness, including the indebtedness under the Bridge Loan and the Revolving Credit Agreement. Repurchase of any of the Debentures also would be an Event of Default under the Bridge Loan and the Revolving Credit Agreement. The Company does not believe that it would have sufficient amounts under its lines of credit and available cash from operations to fund the repurchase of a material amount of tendered Debentures. The repurchase rights of a Debentureholder cannot be amended or waived without such Debentureholder's consent.

     Additionally, substantially all of the Company's other senior indebtedness contain cross-default provisions which would permit those lenders to accelerate repayment of such debt upon the occurrence of an Event of Default under the Bridge Loan or the Revolving Credit Agreement.

               INFORMATION REGARDING THE DIRECTORS OF THE COMPANY

     As of the Record Date, each of the current director's principal occupation, age and period of service as a director of the Company are set forth below.

DENNIS C. BOTTORFF                                            Age -- 52
Chairman of the Board                                         Director since 1989
and Chief Executive Officer
First American Corporation

In 1991, Mr. Bottorff became President and Chief Executive Officer and a member of the board of directors of First American Corporation and its subsidiary, First American National Bank in Nashville, Tennessee. He was elected Chairman of the Board of First American Corporation in 1995. Mr. Bottorff also serves on the board of directors of Ingram Industries Inc. and is a Trustee of Vanderbilt University.

CAROLE F. HOOVER                                              Age -- 54
President                                                     Director since 1990
Concessions International of Cleveland

Ms. Hoover, since 1984, has served as President of Concessions International of Cleveland, an airport food and beverage concessionaire. She also serves as President and Chief Executive Officer of the Greater Cleveland Growth Association.

VICTORIA B. JACKSON                                           Age -- 42
President                                                     Director since 1989
and Chief Executive Officer
DSS/ProDiesel, Inc.

Ms. Jackson, since 1979, has served as President and Chief Executive Officer of DSS/ProDiesel, Inc. (formerly Diesel Sales & Service Co., Inc.), a remanufacturer of fuel injection components for the diesel industry, based in Nashville, Tennessee. Ms. Jackson also serves as a member of the board of directors of Whitman Corporation.

C. STEPHEN LYNN                                               Age -- 49
Chairman of the Board,                                        Director since 1995
Chief Executive Officer and President
Shoney's, Inc.

Mr. Lynn served as Chief Executive Officer and as a director of Sonic Corp. from November 1983 through April 1995. He also served as Chairman of the Board of Sonic Corp. from April 1986 to April 1995. On April 11, 1995, Mr. Lynn was elected as a member of the Board and as the Chairman of the Board and Chief Executive Officer of Shoney's, Inc. He was elected to the additional office of President on January 31, 1996.

JEFFRY F. SCHOENBAUM                                          Age -- 49
Private Investor                                              Director since 1996

Mr. Jeffry Schoenbaum serves as President of Nurad Investments, Inc., which was formed in 1987 to manage the historic redevelopment of commercial properties in Sarasota and Tampa, Florida. From 1992 through 1994, he served as Vice President of Bay Area Capital, Inc., a provider of working capital financing. He also serves as Vice President and a trustee of the Schoenbaum Family Foundation,which owns Shares included in the Schoenbaums' Schedule 13D, and serves as Treasurer of Schoenbaum Corporation, a filing party under the Schoenbaums' Schedule 13D. He is the brother of Raymond D. Schoenbaum and the son of Betty J. Schoenbaum.

B. FRANKLIN SKINNER                                           Age -- 65
Retired Chairman of the Board and                             Director since 1993
Chief Executive Officer
BellSouth Telecommunications

Mr. Skinner served as a member of the board of directors and as Chairman of the Board and Chief Executive Officer of Southern Bell Telephone and Telegraph Co. from 1988 until 1991, after which time he became a member of the board of directors and Chairman of the Board and Chief Executive Officer of BellSouth Telecommunications, Inc., which was formed in 1991 through the consolidation of South Central Bell, Southern Bell, and BellSouth Services. He retired from those positions in 1992.

CAL TURNER, JR.                                               Age -- 57
Chairman of the Board, President                              Director since 1993
and Chief Executive Officer
Dollar General Corporation

Mr. Turner serves as a member of the board of directors and as Chairman of the Board (since 1989) and Chief Executive Officer (since 1977) of Dollar General Corporation (discount retail chain). Mr. Turner served as President of Dollar General Corporation from 1977 to January 1997. He also serves as a member of the boards of directors of First American Corporation and Thomas Nelson, Inc., and serves on the boards of numerous non-profit organizations.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During the fiscal year ended October 27, 1996 (the "1996 Fiscal Year"), the Board held four regular and four special meetings. During the 1996 Fiscal Year, each incumbent director attended at least 75% of the aggregate number of meetings of the Board and the aggregate number of meetings held by all committees on which the individual director served.

     The Board has standing Executive, Audit, Nominating, Franchise Relations and Human Resources and Compensation Committees that assist it in discharging its responsibilities. In addition, on June 22, 1997 the Board created a special committee to consider and act on all matters relating to the Schoenbaum proxy contest. These committees, their members and functions are discussed below.

     The Executive Committee presently is composed of four directors: Lynn (Chairperson), Bottorff, Hoover and Skinner. Between meetings of the Board, the Executive Committee may exercise all of the powers of the Board except that it may not: (1) authorize dividends except pursuant to a formula pre-approved by the Board; (2) submit matters to a vote of shareholders; (3) fill vacancies on the Board or any of its committees; (4) amend the Company's Charter or adopt, amend or repeal its Bylaws; (5) authorize a plan of merger; (6) authorize or approve acquisitions of Shares except pursuant to a formula pre-approved by the Board; or (7) authorize or approve the issuance or sale of Shares. The Executive Committee met three times during the 1996 Fiscal Year.

     The Audit Committee presently is composed of three directors: Bottorff (Chairperson), Jackson and Turner. Responsibilities of this committee include engagement of independent auditors, review of audit fees, supervision of matters relating to audit functions, review and setting of internal policies and procedures regarding audits, accounting and other financial controls, and reviewing related party transactions. The Audit Committee met three times during the 1996 Fiscal Year.

     The Human Resources and Compensation Committee (the "HRC Committee") presently is composed of three directors: Hoover (Chairperson), Jackson and Turner. Responsibilities of this committee include review and oversight of the Company's personnel policies, monitoring the Company's results under affirmative action plans adopted by the Company and general oversight of the Company's personnel and/or human resources functions. Responsibilities of this committee also include approval of remuneration arrangements for executive officers of the Company, review of compensation plans relating to executive officers and directors, including grants of stock options and other benefits under the Company's compensation plans, and general review of the Company's employee compensation policies. The HRC Committee met fifteen times during the 1996 Fiscal Year. No member of the HRC Committee has been an employee of the Company at any time and no member has any relationship with either the Company or the Company's officers requiring disclosure under applicable regulations of the SEC.

     The Franchise Relations Committee presently is composed of three directors:
Turner (Chairperson), Skinner and Schoenbaum. Responsibilities of this committee include keeping the Board apprised of the concerns and suggestions of the Company's franchisees and acting as an issue resolution committee to mediate disputes between franchisees and between franchisees and the Company. The Franchise Relations Committee met four times during the 1996 Fiscal Year.

     The Nominating Committee presently is composed of four directors: Skinner (Chairperson), Bottorff, Hoover and Jackson. The Nominating Committee considers and recommends nominees for directors for consideration by the Board. Although the Nominating Committee does not solicit suggestions for nominees for the Board, suggestions for nominees accompanied by biographical data will be considered if, in accordance with the Company's Bylaws, they are received at least ninety days prior to the next annual meeting of shareholders by the Company's Secretary. The Nominating Committee met once during the 1996 Fiscal Year.

     On June 22, 1997, the Board of Directors established a special committee (the "Special Committee") comprised of the entire Board of Directors other than Jeffry Schoenbaum to consider and act on all matters in connection with the Schoenbaum proxy contest. Mr. Skinner is the chairman of the Special Committee. The Board of Directors formed the Special Committee in light of Jeffry Schoenbaum's relation to Raymond

Schoenbaum and Betty Schoenbaum and Jeffry Schoenbaum's positions as Vice President and trustee of the Schoenbaum Family Foundation, which owns Shares that are included in the Schoenbaums' Schedule 13D, and Treasurer of Schoenbaum Corporation, a filing party under the Schoenbaums' Schedule 13D. Subject to Tennessee law, the Special Committee is authorized to review, consider, act on, and exercise all powers of the Board with respect to all matters relating to the Schoenbaum proxy contest and any other party who files a Schedule 13D with the SEC or solicits proxies in opposition to the Board of Directors, and to take any and all actions that it may deem necessary, advisable or appropriate in connection with the foregoing.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, executive officers and any persons holding more than ten percent of the Shares are required to report their ownership of the Shares and any changes in that ownership to the SEC and the New York Stock Exchange (the "NYSE"). These persons also are required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during the 1996 Fiscal Year. Based solely on a review of the reports furnished to the Company or written representations from the Company's directors and executive officers, the Company believes that all of these filing requirements were satisfied by the Company's directors, executive officers and ten percent holders during the 1996 Fiscal Year, with the exception of Ronald Walker, who inadvertently failed to timely file one Form 4 reflecting a single securities transaction.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning persons, other than officers or directors, who, as of the latest practicable date, are the beneficial owners of more than 5% of the Shares. The Company has no other class of equity securities outstanding.

                      NAME AND ADDRESS                              SHARES         PERCENT
                    OF BENEFICIAL OWNER                       BENEFICIALLY OWNED   OF CLASS
                    -------------------                       ------------------   --------
R. L. Danner(1).............................................      4,249,303          8.8%
  2 International Drive, Suite 510
  Nashville, TN 37217
Shoney's Shareholder Committee as a group(2)................      3,866,791          8.0%
  1640 Powers Ferry Road
  Building Two, Suite 100
  Marietta, Georgia 30067-6050
Betty J. Schoenbaum(3)......................................      3,394,480          7.0%
  5541 Gulf of Mexico Drive
  Longboat Key, Florida 34228
First Union Corporation(4)..................................      2,485,675          5.1%
  One First Union Center
  Charlotte, NC 28288-0137

---------------

(1) Includes 83,068 Shares owned by Mrs. Danner and 7,101 Shares held in trust for Mr. Danner's son, over which Mrs. Danner has sole voting and investment power. The information regarding Shares beneficially owned is based upon the latest Schedule 13D filed by Mr. Danner.
(2) Includes 508,061 shares beneficially owned by Raymond D. Schoenbaum (including 35,750 shares held by the Schoenbaum Family Foundation) and 3,394,480 shares beneficially owned by Betty J. Schoenbaum. See Note (3).
(3) Includes 2,703,388 Shares held by Schoenbaum Ventures Limited Partnership; 200,000 Shares held by the Alex Schoenbaum Charitable Trust; 35,750 Shares held by the Schoenbaum Family Foundation; and 395,342 Shares held by a revocable living trust, controlled by Mrs. Schoenbaum.
(4) First Union Corporation ("First Union") has sole voting power as to all Shares and has sole power to dispose or to direct the disposition of 2,471,224 Shares. The information regarding Shares beneficially owned is based upon the latest information provided to the Company by First Union as of February 3, 1997.

     The following table sets forth the number of Shares held beneficially, directly or indirectly, as of the Record Date, by all directors, by the Company's Chief Executive Officer and the Company's four most highly compensated executive officers during the 1996 Fiscal Year other than the Chief Executive Officer (these five officers are hereinafter referred to as the "Named Executive Officers") and by all directors and executive officers as a group, together with the percentage of the outstanding Shares which such ownership represents. Unless otherwise indicated, beneficial ownership consists of sole voting and investing
power based on           Shares issued and outstanding.

                                                                                 PERCENT OF
                       NAME OF                                SHARES           CLASS (*DENOTES
                  BENEFICIAL OWNER                     BENEFICIALLY OWNED(1)    LESS THAN 1%)
                  ----------------                     ---------------------   ---------------
John W. Alderson.....................................                0                 *
W. Craig Barber......................................           94,359                 *
Dennis C. Bottorff...................................           18,000                 *
Carole F. Hoover.....................................            2,400                 *
Victoria B. Jackson..................................            4,094                 *
Robert M. Langford...................................           15,000                 *
C. Stephen Lynn......................................          385,500                 *
Jeffry Schoenbaum....................................          583,192(2)            1.2%
B. Franklin Skinner..................................            3,500                 *
Cal Turner, Jr.......................................           28,000                 *
Ronald E. Walker.....................................           26,341                 *
All directors and executive officers as a group......        1,346,193               2.8%

---------------

(1) Includes Shares subject to options to purchase Shares which are exercisable or become exercisable within 60 days after the Record Date, and are held by the following persons: W. Craig Barber (85,000); Dennis C. Bottorff (2,000); Carole F. Hoover (2,000); Victoria B. Jackson (2,000); Robert M. Langford (15,000); C. Stephen Lynn (150,000); B. Franklin Skinner (3,000); Cal Turner, Jr. (3,000); Ronald E. Walker (15,100); directors and executive officers as a group (375,197). Such Shares are deemed to be outstanding for the purpose of computing the percentage of outstanding Shares owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.
(2) Includes 17,340 Shares held by Chase Manhattan Bank as custodian for Mr. Schoenbaum's children, 2,953 Shares held by his wife, Sue Schoenbaum, and 432,902 Shares held in an irrevocable trust for the benefit of Mr. Schoenbaum. Also includes 35,750 Shares owned by the Schoenbaum Family Foundation, of which Mr. Schoenbaum is Vice President and a trustee. Mr. Schoenbaum disclaims beneficial ownership of the Shares owned by the Schoenbaum Family Foundation. Mr. Schoenbaum is the son of Alex Schoenbaum, who until his death in December 1996 was Chairman Emeritus of the Company's Board of Directors, and is the brother of Raymond D. Schoenbaum and the son of Betty J. Schoenbaum.

COMPENSATION OF DIRECTORS

    Each director who is also an officer of the Company receives no additional compensation for service on the Board. Directors who are not also officers of the Company receive a quarterly retainer of $4,000 in addition to $1,000 plus expenses for each meeting of the Board they attend. Members of the Board Committees receive $1,000 plus expenses for each Committee meeting they attend.

     Also, each non-employee director participates in the Shoney's, Inc. Directors' Stock Option Plan (the "Directors' Plan"), which was approved by the shareholders of the Company on March 19, 1991. Each non-employee director received an option for 5,000 Shares as of June 7, 1990, the date the Board adopted the Directors' Plan. Non-employee directors initially elected to the Board subsequent to the adoption of the Directors' Plan receive an option for 5,000 Shares upon their election to the Board. Non-employee directors, upon the fifth anniversary of the grant of their most recent option under the Directors' Plan, are also awarded an additional option for 5,000 Shares. As of the end of the 1996 Fiscal Year, there were three participants under the Directors' Plan who held options covering 15,000 Shares at an exercise price of $10.375 per share and two participants under the Directors' Plan who held options covering 10,000 Shares at an exercise price of $23.375 per Share and one participant under the Director's Plan who held options covering 5,000 Shares at an exercise price of $9.50 per share. During the 1996 Fiscal Year, there were no exercises of options for Shares granted under the Directors' Plan.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid or accrued by the Company during the three fiscal years ended October 27, 1996 to those persons who: (i) served as the Company's CEO during the 1996 Fiscal Year; (ii) were the Company's four most highly compensated executive officers (other than the CEO) serving as of the end of the 1996 Fiscal Year; and (iii) would have been included under item (ii) but for the fact that they were not serving as executive officers at the end of the 1996 Fiscal Year.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                               ANNUAL COMPENSATION                   COMPENSATION
          NAME                      -----------------------------------------   -----------------------
           AND                                                   OTHER          RESTRICTED   SECURITIES
        PRINCIPAL          FISCAL                                ANNUAL           STOCK      UNDERLYING       ALL OTHER
        POSITION            YEAR    SALARY($)   BONUS($)   COMPENSATION(1)($)   AWARDS($)    OPTIONS(#)   COMPENSATION(1)($)
        ---------          ------   ---------   --------   ------------------   ----------   ----------   ------------------
C. Stephen Lynn
  Chairman, Chief
  Executive Officer         1996     491,747         --          94,708(3)        167,063(3) 1,250,000          42,092(3)
  and President..........   1995     226,122    300,000              --                --      250,000         262,879(3)
Robert M. Langford
  Senior Executive
  Vice President and
  Chief Operating           1996     247,100     40,000              --                --      250,000              --
  Officer................   1995       9,367     50,000              --                --       75,000              --
W. Craig Barber
  Senior Executive
  Vice President, Chief
  Administrative            1996     253,462         --              --                --      300,000          11,532(5)(6)
  Officer and Chief         1995     239,061     90,000           2,000(7)             --      150,000           4,755(5)
  Financial Officer......   1994     185,661     50,000              --                --           --           3,964(5)
Ronald E. Walker            1996     135,955     64,800             131(4)             --      225,000           4,648(5)
  Division President --     1995     114,437     36,079           8,860(4)(7)          --       25,000           4,755(5)
  Captain D's............   1994      90,723     60,627              --               769(2)     2,500           3,964(5)
John W. Alderson
  Division President --
  Casual Dining(8).......   1996     168,092     31,868           1,593(7)             --      250,000         101,044(9)

---------------

(1) As to "Other Annual Compensation" and "All Other Compensation," although executive officers receive perquisites and other personal benefits (e.g., Company furnished automobiles), the aggregate amount of such perquisites or other personal benefits does not exceed the lesser of: (a) $50,000; or (b) 10% of the annual salary and bonus for any of the persons listed in the Summary Compensation Table with the exception of Mr. Lynn and Mr. Alderson.
(2) Awards made under the Company's Stock Bonus Plan vest and are distributed at the rate of 10% per year for four years and in full after five years. An employee receives no dividends and has no other rights as a shareholder with respect to Shares awarded under the Stock Bonus Plan until the Shares vest and are distributed to the employee. At the time Shares are distributed, the employee also receives a cash award equal to 25% of the value of the Shares then being distributed to reimburse the employee for certain taxes. During the 1996 Fiscal Year, 75 Shares were distributed to Mr. Walker. At the time of the distribution, the Shares were valued at $10.25 per share.
(3) Mr. Lynn was elected as the Company's CEO on April 11, 1995. Mr. Lynn's employment agreement is described below under "Employment Contracts." The amount set forth in "All Other Compensation" for Mr. Lynn for 1995 represents the following: certain expenses incurred by Mr. Lynn in connection with his relocation ($94,764); real estate commissions and closing costs in connection with the sale of Mr. Lynn's former residences ($133,115); and insurance premiums paid on Mr. Lynn's behalf pursuant to his employment agreement ($35,000). The amount set forth for 1996 represents the following: certain moving and storage expenses ($7,092) and insurance premiums ($35,000). The amount set forth for Mr. Lynn in "Restricted Stock Awards" represents the value of 16,500 Shares granted pursuant to Mr. Lynn's employment agreement, with a fair market value of $167,063 ($10.125 per share) on the date of distribution. Mr. Lynn received a tax equalization bonus of $93,973 in connection with this grant.
(4) Includes tax equalization bonus paid with respect to the receipt of Shares under the Company's Stock Bonus Plan. See footnote 2.
(5) Includes amounts paid pursuant to the Company's restaurant group ownership plans established in prior years, in which partnerships composed of employees have acquired up to a 30% interest in groups of restaurants. During the 1996 Fiscal Year, Messrs. Barber and Walker were each paid $4,648.
(6) Includes amounts accrued, but not paid, to provide for possible future payments under a salary continuation plan that covers certain present and former employees of the Company. The plan provides for payments of up to $37,500 per year for ten years following death, disability or retirement at age 55. During the 1996 Fiscal Year, $6,884 was accrued for Mr. Barber.
(7) Includes matching contributions by the Company under the Company's Supplemental Executive Retirement Plan.
(8) Mr. Alderson's employment with the Company terminated effective March 17, 1997.
(9) The amount set forth in "All Other Compensation" for Mr. Alderson represents certain relocation expenses, principally real estate commissions and closing costs in connection with the sale of Mr. Alderson's former residence ($58,008) and moving costs ($11,863).

OPTION GRANTS IN LAST FISCAL YEAR

     Shown below is information concerning stock option grants to any Named Executive Officer who was granted a stock option during the 1996 Fiscal Year.

                                                                                                    POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED
                                                                                                ANNUAL RATES OF STOCK PRICE
                                     INDIVIDUAL GRANTS                                          APPRECIATION FOR OPTION TERM
--------------------------------------------------------------------------------------------    ----------------------------
                                                      % OF TOTAL
                                                       OPTIONS
                                         NUMBER OF     GRANTED
                                         SECURITIES       TO         EXERCISE
                                         UNDERLYING   EMPLOYEES      OR BASE
                                          OPTIONS     IN FISCAL       PRICE       EXPIRATION
                 NAME                     GRANTED        YEAR      ($/SHARE)(1)      DATE      0% ($)    5% ($)      10% ($)
                 ----                    ----------   ----------   ------------   ----------   ------    ------      -------
Mr. Lynn...............................    250,000       6.40%        15.25        11-01-05      0        717,750   3,401,250
Mr. Lynn...............................  1,000,000      25.59%         9.63        08-21-03      0      3,918,000   9,131,000
Mr. Langford...........................    250,000       6.40%         9.63        08-21-03      0        979,500   2,282,750
Mr. Barber.............................    300,000       7.68%         9.63        08-21-03      0      1,175,400   2,739,300
Mr. Walker.............................    225,000       5.76%         9.63        08-21-03      0        881,550   2,054,475
Mr. Alderson...........................     50,000       1.28%        11.13        11-27-05      0        349,800     886,500
Mr. Alderson...........................    200,000       5.12%         9.63        08-21-03      0        783,600   1,826,200

---------------

(1) The exercise price of the options granted is at least 100% of the fair market value of the Shares on the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     Shown below is information with respect to exercises by any Named Executive Officer during the 1996 Fiscal Year of options to purchase Shares pursuant to the Company's stock option plans and information with respect to unexercised options to purchase Shares held by such officers as of the end of the 1996 Fiscal Year.

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                   OPTIONS HELD AT               IN-THE-MONEY OPTIONS
                                                   OCTOBER 27, 1996             AT OCTOBER 27, 1996($)
                                             ----------------------------    ----------------------------
                   NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                      -----------    -------------    -----------    -------------
Mr. Lynn...................................     50,000        1,450,000             0             0
Mr. Langford...............................     15,000          310,000             0             0
Mr. Barber.................................     52,900          429,600        10,374             0
Mr. Walker.................................      9,600          248,900             0             0
Mr. Alderson...............................          0          250,000             0             0

     The Company has not awarded stock appreciation rights to any employee, has had no long-term incentive plans, as that term is defined in SEC regulations, and has no defined benefit or actuarial plans covering any employees of the Company.

EMPLOYMENT CONTRACTS

     The Company has employment agreements with Messrs. Lynn, Langford and Barber. Mr. Lynn's employment agreement provides for a term from May 1, 1995 through April 30, 1998. The employment agreements with Messrs. Langford and Barber provide for terms expiring on October 27, 1999. Upon the occurrence of a "Change in Control," the employment terms contained in each of the employment agreements are automatically extended for additional two-year terms. Pursuant to the employment agreements, a Change in Control is deemed to occur if: (i) any person acquires 50% or more of the Company's outstanding voting securities; (ii) all or substantially all of the assets of the Company are sold; or (iii) during the term of the employment agreements, individuals who at the beginning of the term constitute the members of the Board of Directors cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of, in the case of Mr. Lynn, at least a majority, and in the case of Messrs. Langford and Barber, at least two-thirds, of the directors then still in office who were directors at the beginning of the term of the applicable employment agreement. The removal of a majority of the current Board of Directors and the election of a majority of the Schoenbaum nominees would constitute a Change in Control under the employment agreements.

     Under the terms of the employment agreements, Messrs. Langford and Barber are each entitled to base salaries in the amount of $288,900, with increases in the sole discretion of the Board. Mr. Lynn is entitled to a base salary of $500,000 from May 1, 1996 through April 30, 1997 and $550,000 from May 1, 1997 through April 30, 1998, provided, that, Mr. Lynn and the Board of Directors have agreed that Mr. Lynn's base salary will remain at $500,000 until fiscal year 1998. In addition, the employment agreements provide that Messrs. Langford and Barber are eligible for an annual bonus as established by the Board of Directors through the annual bonus plan. Bonuses for Mr. Lynn are based upon a formula to be agreed upon by Mr. Lynn and the Company each year during the term of his employment agreement.

     Under the employment agreements for Messrs. Langford and Barber, any termination without cause results in severance pay equal to the greater of (i) the base salary and bonus paid or accrued on the employee's behalf for the fiscal year of the Company immediately prior to the fiscal year in which the termination took place or (ii) the amount due the employee for base salary and target bonuses during the balance of the employment term, including any extention thereof resulting from the occurrence of a Change in Control. Under Mr. Lynn's employment agreement, any termination without cause results in severance pay equal to the greater of (i) the base salary and bonus paid or accrued on Mr. Lynn's behalf for the fiscal year of the Company immediately prior to the fiscal year in which the termination took place or (ii) the amount due Mr. Lynn for base salary during the balance of the employment term, including any extension thereof resulting from the occurrence of a Change in Control. In addition, termination without cause results in immediate vesting of all stock options, other than performance-based options, held by Mr. Lynn and entitles Messrs. Langford and Barber to be paid a cash amount equal to the unrealized gain that they have in any unvested stock options, other than performance-based options. Mr. Lynn's agreement also provides that if his employment is terminated without cause, certain benefits (insurance, medical and automobile) continue until expiration of the term of the agreement or his earlier coverage through other employment. The agreements of Messrs. Langford and Barber provide for a similar continuation of benefits, excluding the use of an automobile. In the event of termination for cause or the employee's resignation other than within 90 days following a Change in Control, the employee is entitled to no severance payments under his employment agreement and all stock options that are not vested prior to the effective date of the termination shall lapse and be void. Cause for termination includes personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, conviction of any felony or crime involving moral turpitude, material intentional breach of any provision of the employment agreement, or unsatisfactory performance by the employee of his duties as a result of alcohol or drug abuse.

     In addition to the two-year extension of the employment term, in the event of a Change in Control, each of Messrs. Lynn, Langford and Barber, at his option, may terminate his agreement within 90 days after such Change in Control, in which case he will receive the greater of (i) two times the base salary and bonus paid during the fiscal year immediately prior to that in which the termination took place or (ii) the amount due as base salary during the balance of the employment term, as extended. In the event of such a termination, participation in other benefits is treated the same as if employment had been terminated by the Company without cause and results in immediate vesting of all stock options, other than performance-based options, held by Mr. Lynn and entitles Messrs. Langford and Barber to be paid a cash amount equal to the unrealized gain that they have in any unvested stock options, other than performance-based options. Messrs. Lynn, Langford and Barber hold performance-based options to acquire 1,000,000, 400,000 and 400,000 Shares, respectively. In the event of any termination of their employment within 12 months following a Change in Control, such performance-based options would vest in accordance with a formula based on the extent to which the fair market value of the Shares at the time of such termination exceeds $9.625. In the event a Change in Control occurs at the Special Meeting and Messrs. Lynn, Langford and Barber terminate their employment with the Company within 90 days thereafter,
they would be entitled to receive approximately $       , $       and $       ,
respectively, pursuant to the terms of their employment agreements. In the event Messrs. Lynn, Langford and Barber are terminated without cause following any such Change in Control, they would be entitled to receive approximately
$       , $       and $       , respectively.

     Mr. Lynn's agreement provides that he will receive 50,000 Shares of restricted stock as follows: 16,500 Shares on each of April 11, 1996 and April 11, 1997, and 17,000 Shares on April 11, 1998. On these dates, Mr. Lynn also receives a tax equalization bonus based on the value of the Shares. In the event Mr. Lynn is terminated for cause or voluntarily terminates his employment other than within 90 days following a Change in Control, he shall not be entitled to receive any Shares of restricted stock that are not then distributable. Pursuant to Mr. Lynn's agreement, he received options under the Company's Stock Option Plan on November 1, 1996 as follows: 125,000 Shares at an exercise price equal to the market price on that date;

75,000 Shares at an exercise price of $16.75 per share; and 50,000 Shares at an exercise price of $18.50 per share.

     Each employment agreement terminates upon the death or disability of the employee and the employee is entitled to certain benefits in the event of a termination resulting from disability. Each employment agreement also contains a covenant by the employee not to disclose any confidential information or trade secrets of the Company and provides that, unless the employee is terminated without cause, the employee may not compete with the Company within the United States for one year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The HRC Committee is composed of Hoover (Chairperson), Jackson and Turner. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company's executive officers, members of the HRC Committee or entities whose executives serve on the Board or the HRC Committee that require disclosure under applicable SEC regulations.

                              CERTAIN TRANSACTIONS

     Mr. Bottorff, a director of the Company, is the President and Chief Executive Officer and a member of the board of directors of First American Corporation and its subsidiary, First American National Bank in Nashville, Tennessee ("First American"). The Company has a line of credit with First American for $20 million with interest payable monthly at First American's index rate (8.5% at May 11, 1997) and had borrowed $4.1 million under this line at May 11, 1997. The line is available through July 31, 1998 with a three month extension each quarter at the option of First American. In addition, First American is one of the lenders under the Revolving Credit Agreement; its interest in the $135.0 million outstanding at May 11, 1997 under the Revolving Credit Agreement was approximately $3.75 million.

               SOLICITATION OF REVOCATIONS OF AGENT DESIGNATIONS

     Revocations of Agent Designations are being solicited by and on behalf of the Board. All expenses of this solicitation, including the cost of preparing and mailing this Revocation of Agent Designation Statement, will be borne by the Company. In addition to solicitation by use of the mails, revocations of Agent Designations may be solicited by directors, certain officers, and employees of the Company in person or by telephone, telegram, advertisement, courier service, or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

     In addition, the Company has retained Innisfree M&A Incorporated ("Innisfree") and Morrow & Co., Inc. ("Morrow") to assist in the solicitation of revocations of Agent Designations, each of which will be paid a fee not to exceed $125,000, plus reimbursement for their reasonable out-of-pocket expenses. The Company has also agreed to indemnify Innisfree and Morrow against certain liabilities and expenses, including certain liabilities and expenses under the Federal securities laws. It is anticipated that Innisfree and Morrow will employ approximately ten and 100 persons, respectively, to solicit shareholders.

     The Company has engaged Salomon Brothers Inc ("Salomon") to act as its financial advisor in connection with this solicitation. Salomon will assist in the solicitation of revocations of Agent Designations, which will be carried out by a team of individuals consisting of officers and employees of Salomon. See "Participants in the Solicitation."

     The Company estimates that its total expenditures relating to the solicitation of revocation of Agent Designations (excluding costs representing salaries and wages of regular employees and officers of the Company), will be
approximately $          . The Company to date has incurred estimated total
expenses of approximately $          .

                        PARTICIPANTS IN THE SOLICITATION

     In addition to the directors of the Company, the following executive officers of the Company may solicit revocations of Agent Designations in opposition to the Schoenbaums. With the exception of Jeffry F. Schoenbaum, none of the Company's directors or executive officers owns in excess of 1% of the Shares outstanding. As of June 1, 1997, the executive officers owned the number of Shares indicated: C. Stephen Lynn, Chairman of the Board, Chief Executive Officer, and President, 385,500 Shares; Robert M. Langford, Senior Executive Vice President and Chief Operating Officer, 15,000 Shares; W. Craig Barber, Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer, 92,859 Shares; F.E. McDaniel, Jr., Senior Vice President, Secretary and Treasurer, 11,761 Shares; Gregory A. Hayes, Senior Vice President and Corporate Controller, 8,565 Shares; Betty J. Marshall, Senior Vice
President -- Corporate Communications and Community Relations, 11,864 Shares; and David A. Jordan, Senior Vice President -- Business Development, 6,000 Shares. The business address for each of the executive officers named above is 1727 Elm Hill Pike, Nashville, Tennessee 37210. The business address and number of Shares owned by each director of the Company is as follows: Dennis C. Bottorff, First American Corporation, First American Center, 4th & Union, Nashville, TN 37237, 18,000 Shares; Carole F. Hoover, Greater Cleveland Growth Association, 200 Tower City Center, 50 Public Square, Cleveland, OH 44113, 2,400 Shares; Victoria B. Jackson, DSS/ProDiesel, Inc., 922 Main Street, Nashville, TN 37206, 4,094 Shares; Jeffry F. Schoenbaum, 402 S. Westshore Blvd., Tampa, FL 33609, 583,192 Shares; B. Franklin Skinner, Southern Bell Center, 675 West Peachtree Street, N.E., Suite 533, Atlanta, GA 30375, 3,500 Shares; and Cal Turner, Jr., Dollar General Corporation, 104 Woodmont Blvd., Suite 500, Nashville, TN 37205, 28,000 Shares.

     In addition, the Company has engaged Salomon to act as its financial advisor in connection with this solicitation. In connection with this engagement, the Company (i) paid to Salomon an initial fee of $250,000, (ii) has agreed to pay an additional $250,000 on the earlier of 30 days from the date of the agreement or the Company's filing of final proxy materials and (iii) has agreed to pay Salomon an additional fee of up to $1,250,000 (a substantial portion of which is conditioned upon a successful resolution of the proxy contest). The Company has agreed to reimburse Salomon for reasonable fees and expenses (including those of Salomon's counsel) and to indemnify Salomon against certain liabilities. Salomon is an investment banking firm that provides a full range of financial services for institutional and individual clients. Salomon does not admit that it or any of its directors, officers, or employees is a "Participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning Salomon. In connection with Salomon's role as financial advisor to the Company, Salomon and certain investment banking employees of Salomon may communicate by telephone, in person or otherwise with a limited number of institutions, brokers or other persons who are shareholders of the Company. In the normal course of its business, Salomon regularly buys and sells the Shares for its own account and for the accounts of its customers, which transactions may result from time to time in Salomon and its associates having a net "long" or net "short" position in the Shares or option contracts with other derivatives in or relating to the Company's securities. As of June 25, 1997, Salomon had no positions in the Company's securities. Salomon will assist in the solicitation of revocations of Agent Designations, which will be carried out by a team of individuals consisting of officers and employees of Salomon numbering approximately ten persons.

                       SHARE TRANSACTIONS BY PARTICIPANTS

     The following table sets forth all purchases and sales of the Company's Shares during the past two years by the directors of the Company and those executive officers that are participants in the solicitation of proxies:

NAME                                                 SHARES BOUGHT   SHARES SOLD     DATE
----                                                 -------------   -----------   --------
W. Craig Barber....................................           0             0           N/A
Dennis C. Bottorff.................................       8,000             0      05/08/97
Gregory A. Hayes...................................         413             0      12/29/95
                                                            820             0      12/31/95
Carole F. Hoover...................................           0             0           N/A
Victoria B. Jackson................................           0             0           N/A
David Jordan.......................................       1,000             0      03/01/96
Robert M. Langford.................................           0             0           N/A
C. Stephen Lynn....................................     100,000             0      04/08/97
                                                          2,500             0      12/31/96
                                                        100,000             0      10/20/95
                                                         50,000             0      04/11/95
Betty Marshall.....................................         100             0      12/31/96
                                                            664             0      12/31/95
                                                            100             0      12/29/95
E.F. McDaniel, Jr..................................       5,250         8,250      01/30/97
                                                            150             0      12/31/96
                                                            886             0      12/31/95
                                                            150             0      12/29/95
Jeffry F. Schoenbaum...............................           0             0           N/A
B. Franklin Skinner................................           0             0           N/A
Cal Turner, Jr.....................................      10,000             0      11/04/96

                 SHAREHOLDER PROPOSALS FOR 1998 PROXY MATERIALS

     The Board will make provision for presentation of proposals by shareholders at the 1998 annual meeting of shareholders provided such proposals are submitted in accordance with the Company's Bylaws by eligible shareholders. In order for any such proposals to be included in the proxy materials for consideration at the 1998 annual meeting, the proposals, which must comply with relevant SEC regulations, should be mailed to F.E. McDaniel, Jr., Senior Vice President, Secretary and Treasurer, Shoney's, Inc., 1727 Elm Hill Pike, P.O. Box 1260, Nashville, Tennessee 37202, and must be received no later than November 26, 1997.

                                                                      APPENDIX A

                                 SHONEY'S, INC.

THIS REVOCATION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SHONEY'S, INC. IN OPPOSITION TO THE SOLICITATION OF AGENT DESIGNATIONS BY RAYMOND D. SCHOENBAUM AND BETTY J. SCHOENBAUM.

     The undersigned shareholder, acting with regard to all shares of common stock, par value $1.00 per share, of Shoney's, Inc. entitled to vote by such shareholder, hereby REVOKES any previously executed Agent Designation requesting the demand for a special meeting of shareholders (the "Special Meeting") described in the definitive Solicitation Statement of Raymond D. Schoenbaum and Betty J. Schoenbaum. THE BOARD OF DIRECTORS STRONGLY RECOMMENDS THAT YOU REVOKE ANY PREVIOUSLY EXECUTED AGENT DESIGNATION REQUESTING THE DEMAND FOR THE SPECIAL MEETING BY PROPERLY SIGNING, DATING AND RETURNING THIS REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

PLEASE SIGN THIS REVOCATION CARD EXACTLY AS YOUR NAME APPEARS HEREON. IF SIGNING AS ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN, OR TRUSTEE, PLEASE GIVE TITLE AS SUCH. IF A CORPORATION, THIS SIGNATURE SHOULD BE THAT OF AN AUTHORIZED OFFICER WHO SHOULD STATE HIS OR HER TITLE. IF A PARTNERSHIP, SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                                --------------------------------
                                                Signature

                                                --------------------------------
                                                Signature (if held jointly)

                                                Dated:                    , 1997
                                                      --------------------